EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

December 5, 2003

(949) 451-3800	C 26384-00022

(949) 451-4220

Exult, Inc.

121 Innovation Drive, Suite 200

Irvine, CA 92612

Re:	Exult, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel for Exult, Inc., a Delaware corporation (the “Company”), we are familiar with the Company’s registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of the resale by the selling holders of $110,000,000 aggregate principal amount of the Company’s senior debt securities designated as 2.50% Convertible Senior Notes due 2010 (the “Notes”) and the shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”) issuable upon conversion of the Notes (the “Shares”). The Notes and the Shares are being registered pursuant to the Registration Rights Agreement dated September 30, 2003 among the Company and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, the initial purchasers of the Notes. The Registration Rights Agreement is filed as Exhibit 4.5 to the Registration Statement.

The Notes were issued pursuant to the Indenture, dated as of September 30, 2003 (the “Indenture”), by and between the Company and J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.), as Trustee.

We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Notes and the Shares. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other

Exult, Inc.

December 5, 2003

representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

1. The Notes are valid and binding obligations of the Company, subject to the effect of (1) any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers or preferential transfers), and (2) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether enforceability is considered in a proceeding in equity or at law.

2. The Shares issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, and, for purposes of paragraph 2 only, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions indicated in the prior sentence. This opinion is limited to the effect of the current state of the laws of the State of New York, and, to the limited extent set forth above, the DGCL, and the facts as they currently exist.

Exult, Inc.

December 5, 2003

B. We express no opinion regarding the effectiveness of provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held unenforceable as contrary to public policy.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

TDM/MAH/RKM/sj